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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Investors Financial Services Corp. on Form S-8 of our report dated February 14, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of the November 1995 share exchange between Investors Financial Services Corp. and the shareholders of Investors Bank & Trust Company), appearing in the Annual Report on Form 10-K of Investors Financial Services Corp. for the year ended December 31, 1996.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 23, 1997